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                                                                    Exhibit 99.1

                                 Press Release

Orthovita, Inc.
45 Great Valley Parkway
Malvern, PA 19355
USA

          Orthovita Appoints David Fitzgerald to its Board of Directors

For Immediate Release
December 18, 2002

Contact: Joseph M. Paiva
         Orthovita, Inc.
         610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Wednesday, December 18, 2002 - Orthovita, Inc. (NASDAQ NM / NASDAQ Europe: VITA), a leading developer of orthopaedic biomaterials, reported today that it has appointed David Fitzgerald to its Board of Directors. Over the last several years, Mr. Fitzgerald has been involved in a number of start-up and development stage companies, serving as a consultant, CEO and director at varying times. He is currently a Director at LifeCell Corporation (Nasdaq: LIFC), a tissue implant company. From 1980 to 1995, Mr. Fitzgerald served in several capacities as President and CEO of Howmedica, Inc., Executive Vice President of Pfizer Hospital Products Group, and Vice President of Pfizer Inc. Mr. Fitzgerald has a B.S. from American International College and a M.B.A. from New York University.

"David's vast experience in medical devices and the orthopedic industry will prove invaluable as we bring Orthovita through the next phase of the Company's development," said Antony Koblish, President and Chief Executive Officer of Orthovita, Inc. "We are especially delighted to have someone of his caliber join our Board and look forward to his contributions to our corporate strategy at this exciting time in the Company's development."

About the Company

     Orthovita is a biomaterials company with proprietary technologies applied to the development of biostructures, synthetic biologically active tissue engineering products for restoration of the human skeleton. Our focus is on developing novel products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market.

     We have applied our technologies to the development of several products, VITOSS(R) Synthetic Cancellous Bone Void Filler, CORTOSS(R) Synthetic Cortical Bone Void Filler and RHAKOSS(TM) Synthetic Bone Spinal Implant, that we believe offer a wide range of clinical applications at various anatomical sites. In addition, we have developed IMBIBE(TM) Bone Marrow Aspirate Syringe used with VITOSS and ALIQUOT(TM) Microdelivery System used with CORTOSS.

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     VITOSS is a resorbable calcium phosphate scaffold that is highly porous and composed of extremely fine calcium phosphate mineral that allows for resorption, cell seeding and ingrowth of host bone. VITOSS was cleared for sale in the U.S. and Australia, and approved for sale under a CE Mark in Europe.

     CORTOSS is a high-strength, bioactive, bone-bonding, self-setting composite engineered specifically to mimic the strength characteristics of human cortical bone. CORTOSS is cleared for sale in Australia and is approved for sale under a CE Mark in Europe for use in screw augmentation procedures. In addition, we have completed post-marketing human clinical studies of CORTOSS in Europe for its use in hip compression screw augmentation. In vertebral compression fracture repairs, we have completed clinical studies of CORTOSS and have filed for an expansion of our CE Mark label to include allow us to market and sell CORTOSS in Europe on label for vertebral compression fracture repair. We are conducting similar clinical studies for the use of CORTESS in vetebral compression fracure repair in the U.S. CORTOSS is not available for commercial distribution in the U.S.

     RHAKOSS is under development as a preformed, bioactive, bone-bonding composite that mimics the natural dual cortical-cancellous composition of human bone, providing high strength while also allowing for the ingrowth of host bone to address the vertebral interbody fusion and spinal reconstruction market. We are conducting clinical studies of RHAKOSS in Europe required to obtain a CE Mark for its use an interbody fusion device.

This press release contains forward-looking statements regarding our current expectations of future events that involve risks and uncertainties, including without limitations, our VITOSS, CORTOSS and RHAKOSS products and other aspects of our business. Such statements are based on our current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, our dependence on the commercial success of our approved products, our history of operating losses and our need for additional funds, our need to obtain and maintain regulatory approvals to sell our products, our ability to manage commercial scale manufacturing capability and capacity, risks and uncertainties in pre-clinical and clinical trial results, market acceptance of our products, the sales levels of our products, research and development, competition and other risk factors listed from time to time in reports filed by the Company with the Securities and Exchange Commission, including but not limited to risks described in our most recently filed Form 10-K under the caption "Certain Risks Related to Our Business," Further information about these and other relevant risks and uncertainties may be found in the Company's filings with the Commission, all of which are available from the Commission as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.